UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2008

TRANSWITCH CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive Shelton, Connecticut 06484
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 929-8810

  Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 27, 2008, TranSwitch Corporation (“TranSwitch”) issued a press release announcing the consummation of the transactions contemplated by the Agreement and Plan of Merger, between TranSwitch, Centillium Communications, Inc., a Delaware corporation (“Centillium”), Haiku Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of TranSwitch (“Haiku”) and Sonnet Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of TranSwitch (“Sonnet”), dated as of July 9, 2008 (the “Merger Agreement”). Pursuant to the Merger Agreement, at the effective time of the merger, Sonnet merged with and into Centillium, and immediately thereafter, Centillium merged with and into Haiku, with Haiku continuing as the surviving corporation under the name “Centillium Communications, Inc.,” and as a wholly owned subsidiary of TranSwitch (the “Merger”). The Merger was effective on October 24, 2008.

Each share of common stock of Centillium issued and outstanding immediately prior to the effective time of the Merger, and certain outstanding options to acquire shares of Centillium common stock, were converted into the right to receive 0.5981 shares of TranSwitch common stock and $0.36 in cash without interest. In addition, certain options to acquire shares of Centillium common stock granted pursuant to Centillium’s option plans, and other Centillium stock based awards outstanding immediately prior to the effective time of the Merger, were converted at the effective time of the Merger into comparable options or other stock based awards to acquire shares of TranSwitch common stock, as adjusted to reflect the exchange ratio, as applicable.

The foregoing description is qualified in its entirety by the text of the press release, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities

On October 24, 2008, TranSwitch decided, as a result of the Merger, to effect a world wide reduction in Centillium’s workforce to be implemented and concluded during the fourth quarter of 2008 and first quarter of 2009.

In connection with the restructuring, TranSwitch expects to incur pre-tax restructuring charges of approximately $3.3 million, all of which will be cash expenditures primarily for employee related costs. TranSwitch expects these charges to be recorded in the fourth quarter of 2008.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Election of Directors

As required by the Merger Agreement, on October 24, 2008, Faraj Aalaei and Sam Srinivasan were elected to the board of directors of TranSwitch (the “Board”), effective immediately upon the consummation of the Merger.

Mr. Aalaei was Centillium’s Chief Executive Officer and one of Centillium’s co-founders. Mr. Aalaei served as Vice President of Marketing and Business Development from Centillium’s formation in February 1997 until January 2000, when he was named Chief Executive Officer. Prior to co-founding Centillium, Mr. Aalaei was Director of Access Products at Fujitsu Network Communications, Inc., a designer and manufacturer of fiber-optic transmission and broadband switching platforms, from October 1993 to February 1997. Mr. Aalaei received a B.S. in Electrical Engineering Technology from Wentworth Institute of Technology, an M.S. in Electrical Engineering from the University of Massachusetts and an M.B.A. from the University of New Hampshire.

Mr. Srinivasan has served on Centillium’s Board of Directors since January 2006. Mr. Srinivasan is currently the Chairman Emeritus of Health Language, Inc. From May 2000 until November 2001, Mr. Srinivasan served as Chief Executive Officer of Health Language, Inc. From May 2000 until March 2002, Mr. Srinivasan served as Chairman of Health Language, Inc. From November 1988 until March 1996, Mr. Srinivasan served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic. From May 1984 until November 1988, Mr. Srinivasan served as Director of Internal Audits and subsequently as Corporate Controller of Intel Corporation. Mr. Srinivasan currently serves on the board of SiRF Technology and Inphi Corporation. Mr. Srinivasan holds an undergraduate degree in commerce from Madras University in India and an M.B.A. from Case Western Reserve University.

Option Grants to Non-Employee Directors

Each non-employee director of TranSwitch is entitled to participate in TranSwitch’s 2008 Equity Incentive Plan. In accordance with customary practices for new directors, Messers Aalaei and Srinivasan were granted an option to purchase 37,500 shares of TranSwitch common stock upon joining the Board, valued at the closing price on the date of such grant. One-third of such options vests immediately, one-third of such options vests after the first year of service and the remaining one-third of such options vests after two years of service.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The financial statements of Centillium will be filed by amendment no later than 71 calendar days after the date of this report is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(b) Pro Forma Financial Information.

The Pro Forma financial information required to be filed with respect to the Merger described herein will be filed by amendment no later than 71 calendar days after the date of this report is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release, dated October 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

Date: October 30, 2008	By:	/s/ Robert A. Bosi
Name: Robert A. Bosi
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated October 27, 2008.